UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 31, 2007

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2007, Nautilus, Inc. (the “Company”) and its subsidiary DashAmerica, Inc. entered into a Forbearance Agreement and Amendment (the “Amendment”) in respect of the Credit Agreement dated as of February 14, 2007 among the Company, Bank of America, N.A. in its capacity as Administrative Agent, and the lenders party thereto.

Pursuant to the Amendment, the lenders under the credit facility agreed to forbear from exercising certain rights and remedies arising from existing or anticipated defaults under the Credit Agreement through and including January 14, 2008. Pursuant to the Amendment the aggregate revolving commitment under the Credit Agreement, which is for revolving loans, swing line loans and letters of credit, was reduced from $125 million to $100 million.

On December 31, 2007 the Company issued a press release regarding the Amendment and announcing the execution of a commitment letter with Bank of America, N.A. to replace its current debt facility. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c) Following certification of the results of the Company’s Special Meeting of Shareholders held on December 18, 2007, the reconstituted Board of Directors of the Company held its first meeting on December 31, 2007. At such meeting Edward J. Bramson, 56, was appointed Chairman of the Company’s Board of Directors. Mr. Bramson’s principal occupation is serving as the managing member of Sherborne Investors GP and Sherborne Management GP and, as such, managing the investment activities of the certain investment funds controlled by Sherborne Investors GP and Sherborne Management GP. Mr. Bramson has held these positions since May of 2006. Since December 2006, Mr. Bramson has served as Executive Chairman of Spirent Communications plc, a global communications technology company listed on the London Stock Exchange (the “LSE”). Previously, Mr. Bramson served as Chairman and a director of (i) Ampex Corporation, a manufacturer of specialized data recording devices and a licensor of proprietary digital video technologies, from 1992 until February 2007, (ii) Elementis plc, a global specialty chemicals company, from June 2005 to September 2006, and (iii) 4imprint Group PLC, a U.K. promotional products company, from October 2003 to July 2004.

(e) On December 31, 2007 the Company and Robert S. Falcone, the Company’s Chief Executive Officer, entered into an Agreement (the “Amending Agreement”) relating to the Executive Employment Agreement dated as of October 17, 2007 between the Company and Mr. Falcone (the “Employment Agreement”). Under the Employment Agreement Mr. Falcone would be entitled under certain circumstances to terminate his employment for “Good Reason” as the result of his removal as Chairman of the Company’s Board of Directors. Pursuant to the Amending Agreement Mr. Falcone has agreed that he will not, prior to February 28, 2008, give notice of his intent to terminate his employment with Good Reason pursuant to the Employment Agreement on the basis of his removal as Chairman. The Company has agreed pursuant to the Amending Agreement that, notwithstanding the Amending Agreement, Mr. Falcone shall be entitled to give notice of his intent to terminate his employment with Good Reason on the basis of his removal as Chairman at any time following February 28, 2008 and prior to May 31, 2008.

Item 8.01	Other Events

On December 31, 2007 the Company announced the final results of its Special Meeting of Shareholders held on December 18, 2007 and confirmed the election of the individuals nominated by Sherborne Investors LP to the Company’s Board of Directors. A press release regarding the announcement of voting results is attached as Exhibit 99.2 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Nautilus, Inc. Press Release dated December 31, 2007.

99.2	Nautilus, Inc. Press Release dated December 31, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC. (Registrant)

January 4, 2008	By:	/s/ William D. Meadowcroft
(Date)		William D. Meadowcroft, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Nautilus, Inc. Press Release dated December 31, 2007.

99.2	Nautilus, Inc. Press Release dated December 31, 2007.